Exhibit 10.25

October 10, 2023

Glenn David

3 Spring Hill Ln.

Morristown, NJ 07960

Email: gcd1_98@msn.com

Dear Glenn,

I am pleased to present to you an offer of employment with Phibro Animal Health Corporation (the “Company”) as its Chief Financial Officer (CFO), reporting directly to me.

Our offer to you is as follows:

Start Date

Your anticipated start date with the Company will be agreed upon by you and the Company but will be no later than February 12, 2024, (“Start Date”)1 subject to you having satisfactorily cleared the pre-employment background check and substance abuse test referred to below.

Location

You will be based out of our corporate headquarters office located in Teaneck, New Jersey.

Compensation

You will be compensated at the semi-monthly base salary rate of $27,084 (equivalent to $650,000 annually) less applicable deductions as required by law. Your compensation is subject to periodic review per Company policy.

You will be eligible to participate in the Phibro Animal Health Corporation Management Incentive Plan (“MIP”). Your target bonus under the MIP will be 50% of your base salary (the MIP currently provides for a maximum payout of 75% of your base salary). Notwithstanding the foregoing, for fiscal year 2024 (beginning on July 1, 2023): (a) if your Start Date is on or before February 12, 2024, you will be only be eligible for a prorated bonus for the period of time between your start date and January 31, 2024 divided by 365 days or (b) if your Start Date is February 13, 2024 or later, you will not be eligible for any annual bonus for fiscal year 2024. Bonuses under the MIP are subject to corporate performance, contingent on satisfactory individual performance and subject to the approval of the Company’s Compensation Committee and the Company’s Board of Directors. In order to receive any bonus under the MIP, you must be employed by the Company on the date the applicable bonus is paid; provided, however, that if your employment with the Company has been involuntarily terminated without “Cause” or you have resigned for “Good Reason” (each defined below) prior to such payment date, you will remain eligible to receive a pro-rated MIP bonus, payable approximately 3 months following the end of the fiscal year to which the bonus relates.

Restricted Stock Units (RSUs): Subject to approval by the Board of Directors, on or as soon as reasonably practicable following your Start Date, the Company will grant to you an aggregate of 300,000 restricted stock units (“the RSU Grant”) that will vest as follows: (i) 150,000 RSUs will be subject to time vesting (collectively, the

1Employee and Company will determine whether the Employee will start as CFO, or with another title, dependent upon the fiscal reporting cycle for the most recent quarter of FY2024.

HEALTHY ANIMALS. HEALTHY FOOD. HEALTHY WORLD.®

Glenpointe Centre East / 3rd Floor / 300 Frank W. Burr Blvd., Ste. 21 / Teaneck, NJ 07666-6712

Direct: 201-329-7300 / Fax: 201-329-7399

October 10, 2023

“Time Vesting RSUs”) and (ii) 150,000 RSUs will be subject to performance vesting (collectively, the “Performance Vesting RSUs”); provided, however that you must be employed on the date of such vesting unless your employment has been involuntarily terminated without “Cause” or you have resigned for “Good Reason.” The RSU Grant shall be subject to the terms and conditions of the Phibro Animal Health Corporation 2008 Incentive Plan (the “Plan”) and the Restricted Stock Unit Award Agreement (attached hereto).

Additional Compensation:

You will have the option of either being provided with a Company-leased vehicle for your business and personal use pursuant to the Company’s Fleet Policy or you will be provided with a car allowance of up to $800/month toward a vehicle (including gas reimbursement) to be used for your business and personal use.

You will receive a signing bonus in the gross amount of $135,000, less applicable deductions as required by law, payable on or about September 15, 2024; provided you are still employed by the Company on the applicable payment date. If your employment with the Company has been involuntarily terminated without “Cause” or you have resigned for “Good Reason” (each defined below) prior to payment of the signing bonus, you will receive payment of the signing bonus on or before September 15, 2024.

Separation Pay

In the event the Company terminates your employment without “Cause” or you terminate for “Good Reason,” as these terms are defined below, and the Company wishes to hold you to some or all of the one year non-compete restrictions set forth in Section 1(a) of the your NonCompetition and NonSolicitation Agreement, the Company will continue to pay your then Base Salary and the cost of your medical benefits under COBRA for the period of time the Company wishes you not to compete up to the maximum of one (1) year.

Definitions:

The Term “Cause” shall mean: (A) any willful or repeated failure by you to substantially perform your material duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment; (B) a material and willful violation of a federal or state law or regulation applicable to the business of the Company or that adversely affects the image of the Company; (C) commission of a willful act by you which constitutes gross misconduct and is injurious to the Company; (D) material breach or material violation of any company policy including but not limited to the Company’s Code of Business Conduct and Ethics; or (E) your material violation of any provision of any agreement(s) between the you and the Company and/or its Affiliates relating to the Company’s standard forms of Confidentiality and NonDisclosure, Employee Invention Agreements or NonCompetition and NonSolicitation Agreement.

The term “Good Reason” shall mean: (A) a material adverse change in your duties, responsibilities or authority or compensation (defined as base salary plus target bonus) from those in effect on the date of this Agreement without your written consent; provided that before you assert a claim for Good Reason to resign, you must provide the Company with written notice that identifies the manner in which you believe the Company has created a material adverse change in your duties, responsibilities or authority and a 30-day period for the Company to respond to such claims; or (B) a relocation of your principal place of employment more than 50 miles from Teaneck, New Jersey, without your consent. The acquisition of the assets or capital stock of the Company by another or any other Change in Controls (as defined in the Plan) shall not, by itself, constitute “Good Reason.”

Benefit Plan

HEALTHY ANIMALS. HEALTHY FOOD. HEALTHY WORLD.®

October 10, 2023

You will be eligible to participate in the Company’s benefit plans, which includes health, dental, life and disability insurance after a 30-day waiting period, and the Company’s 401(k) Retirement and Savings Plan. Participation in these plans is subject to the terms and conditions of the plans, and they are subject to change at any time at the sole discretion of the Company. Please see the Summary of Insurance and Benefits for more details.

Vacation

You are eligible for 20 vacation days per year and will begin to accrue that time on a monthly basis with your Start Date. Your first-year entitlement will be prorated according to your Start Date.

Holidays

Currently the Company provides employees with 8 holidays and 3 floating holidays each year, for which you are eligible as of your start date.

Contingencies:

This offer is contingent upon:

•	A satisfactory result on a pre-employment background check and substance abuse test.
•

Your signed acceptance of, and agreement to be bound by, the Company’s standard forms of Confidentiality and Nondisclosure, Noncompetition and Nonsolicitation, and Employee Invention agreements, and any other agreement between you and the Company or any of its affiliates related to restrictive covenants.

•	Your signed agreement to abide by the Company’s Code of Business Conduct and Ethics.
•	The approval by the Board of your appointment as the Chief Financial Officer and the terms of your compensation.

Prior Employment Agreements

You agree that you have fully disclosed to the Company any post-termination obligations you may have with your current and prior employers, that your employment with the Company will not violate any such obligations, and that as a condition of your employment you will strictly comply with any such obligations, including any obligation to maintain the confidentiality of your current and prior employers’ confidential information.

Employment-At-Will

Your employment status with the Company will be that of an at-will employee. Nothing in this offer of employment at-will shall be deemed to create a contract of employment. This offer of employment is not for a fixed duration and may be terminated at any time by either you or the Company with or without cause.

This offer expires October 17, 2023.

Glenn, I am excited about your future at the Company and the potential of your leadership, and I look forward to working with you. If you agree with the above terms, please sign and date and return to me at your earliest convenience a copy of this letter; the Confidentiality and Nondisclosure, Noncompetition and Nonsolicitation, and Employee Invention agreements; and your agreement and written acknowledgement to abide by the Company’s Code of Business Conduct and Ethics.

HEALTHY ANIMALS. HEALTHY FOOD. HEALTHY WORLD.®

October 10, 2023

If you have any questions regarding your employment with Phibro, please feel free to call me at 201-707-8272.

Sincerely,

/s/ Jack C. Bendheim

Jack C. Bendheim

Chief Executive Officer

Offer Accepted:	/s/ Glenn David
Glenn David

10/12/2023
Date

HEALTHY ANIMALS. HEALTHY FOOD. HEALTHY WORLD.®

PHIBRO ANIMAL HEALTH CORPORATION

NONCOMPETITION AND NONSOLICITATION AGREEMENT

In consideration of my employment by PHIBRO ANIMAL HEALTH CORPORATION, or any of its subsidiaries or affiliates (collectively “PAHC”), my access to and provision with PAHC’s confidential information and trade secrets under the terms and conditions of my Confidentiality and Nondisclosure Agreement with PAHC, and for other good and sufficient consideration, I hereby acknowledge and agree:

1.	During my employment with PAHC and for a period of one year after my separation of employment regardless of the reason, I shall not:

a.

Directly or indirectly (i) own, (ii) be employed by or (iii) be engaged to perform work in a capacity similar to the position(s) I held with PAHC on behalf of, any firm engaged in any business: (A) similar to, or competitive with, PAHC’s business in those geographic regions or territories in which PAHC marketed its products or had sales during the twelve-month period prior to the separation of my employment at PAHC, or (B) which PAHC has plans to enter during the twelve-month period following the separation of my employment with PAHC of which I was aware during the term of my employment with PAHC.

b.

Directly or indirectly, or in any capacity, on my own behalf or on behalf of another, undertake or assist in the servicing or solicitation of any customer or prospective customer for the purpose of selling products or services of the type for which I had (i) responsibility, or (ii) access to confidential information and trade secrets, while employed by PAHC. This restriction shall apply only to those customers or prospective customers of PAHC with whom I came into contact during the 12-month period prior to the date of my separation of employment with PAHC. For the purposes of this section, the term “contact” means interaction between the customer and me which takes place to further the business relationship, or making sales to or performing services for the customer on behalf of PAHC.

c.

Directly or indirectly solicit any employee of PAHC to leave the employ of PAHC or to violate the terms of his or her employment arrangement with PAHC. This restriction shall apply only to those employees of PAHC with whom I came into contact during the 24-month period prior to the date of my separation of employment with PAHC.

The restrictions in (a) above shall not apply (other than for termination of my employment for cause), except to the extent that PAHC makes any severance or other payments to me or on my behalf in connection with the termination of my employment (other

Revised Noncompete tied to severance (G. David)(Oct. 2023)

than base salary and bonus actually earned through the date of termination) equivalent to my base salary for some or all of the period of one year after my termination of employment. The portion of the one-year period in which this restriction shall continue to apply shall be proportionate to the portion of my annual base salary represented by such payments made by PAHC. The Term “Cause” shall mean: (A) any willful or repeated failure by you to substantially perform your material duties, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment; (B) a material and willful violation of a federal or state law or regulation applicable to the business of the Company or that adversely affects the image of the Company; (C) commission of a willful act by you which constitutes gross misconduct and is injurious to the Company; (D) material breach or material violation of any company policy including but not limited to the Company’s Code of Business Conduct and Ethics; or (E) your material violation of any provision of any agreement(s) between the you and the Company and/or its Affiliates relating to the Company’s standard forms of Confidentiality and NonDisclosure, Employee Invention Agreements or this NonCompetition and NonSolicitation Agreement.

2.

For the purposes of this Agreement, I understand that, as of October, 2023, PAHC is engaged in businesses which include but are not limited to manufacturing and/or marketing of pharmaceutical and nutritional products for animals (including but not limited to medicated and non-medicated feed additives and vaccines), plant nutrition products, manufacturing and/or marketing specialty chemicals including products used in ethanol-production, surface finishing and coating materials, and personal care ingredients and manufacture and/or marketing and sale of microbial products and bioproducts for environmental, industrial and agricultural applications. I further understand that, for the purposes of this Agreement, from time to time the businesses engaged in by PAHC may change from this description.

3.

For a period of one year following the separation of my employment from PAHC, regardless of reason, I shall notify any future or prospective employer of mine of the existence of this Agreement, and I further agree that PAHC may inform any future or prospective employer of mine of the existence of this Agreement.

4.

The unenforceability of any provision or portion of this Agreement shall not impair or affect the enforceability of any other provision or portion of this Agreement. If any provision or portion of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction, that provision or portion shall be deemed modified so as to render it enforceable.

5.

THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND MY EMPLOYMENT SHALL BE BROUGHT EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF NEW JERSEY. I EXPRESSLY CONSENT TO VENUE IN, AND THE PERSONAL JURISDICTION OF, THE STATE AND FEDERAL COURTS LOCATED IN NEW JERSEY FOR ANY LAWSUIT ARISING FROM OR RELATING TO THIS AGREEMENT.

6.	This Agreement does not alter the status of my employment as an at-will employee of PAHC.

7.

I understand PAHC is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of its confidential information, proprietary information, and trade secrets, which were developed, compiled and acquired by PAHC at its great effort and expense. I further acknowledge and agree that compliance with the provisions of this Agreement and PAHC’s Confidentiality and Nondisclosure Agreement is necessary to protect the confidential information, proprietary information, and trade secrets,

Revised Noncompete tied to severance (G. David)(Oct. 2023)	- 2 -

business and goodwill of PAHC, and that any breach of this Agreement will result in irreparable and continuing harm to PAHC, for which money damages may not provide adequate relief. Accordingly, in the event of a breach or threatened breach of this Agreement,

PAHC shall have full rights to injunctive relief, in addition to any other existing rights and remedies, without requirement of posting bond.

8.	The terms of this Agreement shall survive my separation of employment with PAHC.

9.	This Agreement shall inure to the benefit of PAHC, its successors and assigns.

10.

This Agreement constitutes the entire agreement between PAHC and me with respect to the subject of this Agreement and supersedes all prior agreements between us relating to the same subject matter, except the Confidentiality and Nondisclosure Agreement between PAHC and me, which is incorporated herein by reference. Any waiver of a breach of any provision of this Agreement by PAHC shall not be construed as a waiver of any other breach of this Agreement, and no failure or delay by PAHC in exercising any right under this Agreement shall operate as a waiver of any breach by me. This Agreement cannot be changed except by written agreement of PAHC and me, wherein specific reference is made to this Agreement.

I have read, understand and consent to the above Agreement.

By: /s/ Glenn David

Name: Glenn David

Date: January 31, 2024

Revised Noncompete tied to severance (G. David)(Oct. 2023)	- 3 -